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Mark Deep	Peter Cauley	Sarah Williams
Sr. Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-585-2780
905-415-0310 ext. 121	905-415-0310 ext. 271	swilliams@brodeur.com
mdeep@datamirror.com	pcauley@datamirror.com

DataMirror’s Real-time Data Integration Software Certified on IBM’s i5/OSV5R3 Operating System

Qualification Provides DataMirror Customers with Increased Platform Flexibility and Enhanced Data Integration Performance

MARKHAM, CANADA – (July 20, 2004) – DataMirror® (Nasdaq: DMCX; TSX: DMC), a leading provider of real-time, secure data integration solutions, today announced that its flagship data integration solution, DataMirror Transformation Server®, is certified to run on IBM’s i5/OS V5R3, the next generation iSeries Operating System, and the IBM eServer i5, the first iSeries system powered by the POWER5 microprocessors. Featuring new database reorganization capabilities, enhanced journaling and communication capabilities, and simplified setup, the i5/OS is a premier integrated operating system that builds upon and extends the capabilities of OS/400. When combined with DataMirror Transformation Server, the i5/OS delivers more robust data integration, enhanced system performance, and ease of use.

“IBM’s i5/OS V5R3 operating system and its new generation IBM eServer i5 POWER5 servers offer a reliable, comprehensive, and secure platform for our Transformation Server software,” says Herman Wallenburg, Chief Scientist, DataMirror. “Our support for i5/OS V5R3 once again demonstrates the flexible architecture of our data integration software, enabling customers to continue investing in new IBM technology while ensuring that their DataMirror software implementation will support future IBM product innovations.”

Other DataMirror solutions that have received i5/OS V5R3 certification include DataMirror iCluster®, a single, integrated iSeries high availability software solution for disaster recovery and avoidance, and DataMirror LiveAudit®, a real-time data auditing solution for data compliance. LiveAudit technology helps customers address key regulations, including Sarbanes-Oxley,   Basel II, 21 CFR Part 11, HIPAA, and others.

IBM & DataMirror – Partners for Success
DataMirror is an IBM Business Partner, IBM Cluster Middleware Business Partner, High Availability Business Partner, and an All Star Partner in Development. These designations demonstrate DataMirror’s strong leadership in delivering proven data integration and protection solutions as well as world-class customer support and services to the IBM market.

About DataMirror Transformation Server
DataMirrorTransformation Server is a high performance, zero latency data integration solution that allows companies to integrate corporate and customer data in real time between DB2 UDB, Microsoft SQL Server, Oracle, PointBase, Sybase, Teradata, and XML across UNIX, Linux, Microsoft Windows NT/2000/XP, IBM i5/OS, OS/390, z/OS, and Java platforms. Transformation Server’s unique change data capture, transform, and flow (CTF) technology ensures enterprise data is secure, protected, and auditable in real time. Transformation Server’s out-of-the-box support for leading databases makes it ideal for enabling a range of business applications, including active data warehousing, business activity monitoring, business intelligence, customer relationship management, data distribution, e-Business, and enterprise application integration. For more information, visit http://www.datamirror.com/products/tserver/default.aspx.

About DataMirror
DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration software solutions, gives companies the power to manage and monitor their corporate data in real time. DataMirror’s comprehensive family of software solutions helps customers easily and cost-effectively capture, transform, and flow data throughout the enterprise. DataMirror provides the live, secure data access, integration, and protection companies require today across all computers in their business.

Over 1,800 companies have transformed their business models and created competitive advantage with DataMirror software, including Debenhams, FedEx Ground, First American Bank, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in DataMirror’s Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Corporation.DataMirror and the DataMirror family of related marks are registered trademarks of DataMirror Corporation. DataMirror and the DataMirror logo are registered in the U.S. Patent and Trademark office, the Canadian Intellectual Property Office, and may be pending or registered in other countries.  All other products and services mentioned are trademarks of their respective companies.